Issuer Free Writing Prospectus

Filed Pursuant to Rule 433(f)

Registration No. 333-199129

January 23, 2015

Inland Residential Properties Trust, Inc.

Inland Residential Properties Trust, Inc. (referred to herein as “us,” “we,” “our” or the “Company”) has filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-11 (File No. 333-199129) (as amended from time to time, the “Registration Statement”) and a related prospectus (as supplemented from time to time, the “Prospectus”); however, the Registration Statement has not yet been declared effective. The securities to be registered under the Registration Statement may not be sold until the Registration Statement becomes effective. Before you invest, you should read the Prospectus in the Registration Statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Company, the dealer manager or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free (800) 826-8228.

On January 16, 2015, REJournals.com, a print and online real estate industry publication, published an article, the full text of which is reproduced below, after asking for and obtaining an interview with Daniel Goodwin, our chairman and the chairman and chief executive officer of the parent company of our sponsor.

The article was not prepared or reviewed by the Company or any of its affiliates prior to publication. REJournals.com routinely publishes articles on real estate business news. REJournals.com is wholly unaffiliated with the Company, and none of the Company, its sponsor, Inland Real Estate Investment Corporation, or any of its affiliates have made any payment or given any consideration to REJournals.com in connection with the article below or any other matter published by REJournals.com concerning the Company or any of its affiliates.

The statements in the article attributed to or derived from Mr. Goodwin were not intended to qualify any of the information, including the risk factors, set forth in the Registration Statement or the Prospectus or the other documents incorporated by reference into the Registration Statement. You should consider statements contained in this free writing prospectus, including those in the article, only after carefully evaluating all of the information in the Registration Statement, the Prospectus and the documents incorporated by reference into them, including the risk factors described or incorporated by reference therein.

1

This filing may contain forward-looking statements that reflect expectations and projections about our future results, performance, prospects and opportunities. These statements are not guarantees of future performance, and investors should exercise caution and not place undue reliance on them. Our actual results may differ materially from those expressed in the forward-looking statements due to a number of known and unknown risks, uncertainties and other factors, including the risks and uncertainties discussed in the “Risk Factors” section of the Prospectus and our other filings with the SEC. We do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required to satisfy our obligations under federal securities law.

Full Text of REJournals.com Article

Dan Goodwin: Never satisfied with his desire to learn more

By: Bianca Herron

Published: January 16, 2015

Dan Goodwin began his career in the 1960s as a teacher for Chicago Public Schools. While he loved teaching, Goodwin had time on his hands – especially during the summer months. He had always been fascinated by business, and since he was aware that many people of wealth in the U.S. during this time were in real estate, that’s where Goodwin chose to focus.

“We had some success early on with small transactions – building and selling or renting various residential properties – and gradually moved from homes to apartment complexes,” Goodwin said, Founder and CEO of The Inland Real Estate Group. “Over time, fellow teachers, family, friends and neighbors began investing with us.”

“I decided to formalize this venture by creating a corporation, and as business grew I chose to shift my concentration from teaching to investing in real estate and running our various real estate oriented businesses,” he continued. “Business continued to grow after making the shift from residential to commercial real estate: we were able to provide good returns to those who invested in us. Our reach grew well beyond our teacher friends and Chicago to people from all walks of life and from across the entire country and the world.”

Recently Goodwin was awarded the “Making a Historical Difference Award” from the DuPage County Historical Museum. The evening, which focused on hope and history, was held at the Arrowhead Golf Club. For Goodwin, it was certainly a night of gratitude and appreciation knowing that his efforts to make a difference have not gone unnoticed.

“This was one of the most meaningful awards I have ever received because it was given to me by my peers, friends, neighbors and leaders of DuPage County, where I have lived for 35 years, and made contributions. This is an award from the heart of the people that know me best, and I was touched by this honor.”

2

“In fact, the awards that I receive from my peers are some the most meaningful, and I’ve received others over the years,” Goodwin added. “Recently, I was recognized by the Chicago Association of Realtors® with its Hall of Fame Award, and received two women’s organization awards for the advancement of women in the workplace and contributing to success of women in the workplace. All four share a common thread: they are solely based upon achievements, and helping to advance our industry, our people, and our communities. I find them especially gratifying.”

After many successful years in the industry, what keeps Goodwin going is what has given him the most satisfaction throughout his career: the opportunity to be creative and innovative.

“Change is inevitable and often creates issues – so to innovate and create solutions to address these challenges with new products and services is very rewarding,” he said. “I first came into real estate because I created new ways to invest and bring passive investors to real estate products. Creativity brought me to real estate and that’s also what keeps me in real estate.”

“In addition to being creative in our business and being able to see those ideas work and be successful, I find it equally as rewarding to see individuals we have hired develop and grow in their careers,” Goodwin noted. “Many who start out at Inland have no real estate experience, but we mentor them, and provide them opportunity, and it is great to see them succeed and advance to higher levels. Our employees (many of whom have worked at Inland for over 20 years) help us to solve complex problems, generate new income and creatively address ever changing regulations. I love seeing people find their success in life. It’s both professionally and emotionally rewarding.”

So what sets Inland apart from the rest? According to Goodwin, first and foremost, Inland is a “real” real estate company.

“We have deep, core expertise at managing, developing, and financing properties effectively – not just buying and selling, although those are important and strong differentiators for us as well,” he said. “Being real estate people is at the core of our culture and that makes us most unique in this industry. Many of our employees have been in the Inland family for decades – and we have a very nurturing and supportive culture. It’s been my aim to build this stable culture and perpetuate our commitment to loyalty that is increasingly uncommon in this day and age.”

Goodwin continued, “Our unique culture has led to our incredible track record of success – over 600 funds or real estate investment products over the years – and the vast majority of our products have been very successful and our investors have received total returns well above their initial investment. When you consider we have had over 400,000 individual successful investors over the years – that is a track record that is second to none in the industry.”

Goodwin noted that Inland’s history sets the stage for the future, particularly the company’s focus on innovation, creativity, and new products. “We are developing more financial products and financial services beyond those on the market today. You are going to see Inland continue to innovate to benefit our investors with products in compliance with changing regulations, and also with changing investor strategies and tax needs.”

3

“Inland Private Capital Corporation, a service that offers private placement of investment opportunities, is a good example of just one of our many companies that has been enormously successful recently,” Goodwin added. “People often think of Inland as being in just the REIT arena, but Inland is also a major force in the private placement real estate investment world – as well as among almost every aspect of real estate operations and investing. We are now raising over $400M in capital a year in the private placement space alone, and our sales have been increasing by 40-50% a year.”

When Goodwin isn’t working, he’s certainly getting some much deserved rest! “If I’m not working, teaching or learning, I am sleeping.”

One thing he’d like to do that he hasn’t already? “I’d love to teach at the graduate school level,” he said. “I have taught elementary, high school and college, and dealing with the challenge of graduate school would be in keeping with one of my favorite things to do – teaching.”

Like myself, Goodwin doesn’t have a single favorite when it comes to music or movies. “Each artistic genre has a special attraction for me and I truly enjoy all forms,” he noted. “I am an avid consumer of information and my entertainment is often learning. I would choose a documentary over a sitcom, for example, although I do like to watch Chicago sports.”

“Never Stop Learning”—those are the words that Goodwin says appropriately describes his career.

“The more you know the better perspective you have, and there are so many things to learn that you can never come close to satisfying that desire.”

4